Exhibit 99.1

Party City Announces Fourth Quarter and Full Year 2018 Financial Results

Announces CFO Transition

ELMSFORD, N.Y.— Party City Holdco Inc. (NYSE:PRTY) today announced financial results for the fourth quarter and year ended December 31, 2018.

James M. Harrison, Chief Executive Officer, stated, “Our topline results for the fourth quarter were slightly below expectations in large part due to helium supply pressures that persisted from the third quarter, while gross margins were inline and Adjusted EBITDA and Adjusted EPS came in within our expected ranges as we exercised disciplined cost control. For the year, despite some unexpected temporary operational challenges in the back half, we delivered topline growth of 2.4%, with Adjusted EPS of $1.61 and Adjusted EBITDA of $400 million, both of which were within our annual guidance. Operationally, 2018 was an important foundational year as we made integral investments across the business to enhance our positioning as a world class retailer and we made meaningful progress against our key growth strategies to strengthen the business for fiscal 2019.”

Mr. Harrison continued, “As we begin fiscal 2019, we plan to capitalize on tailwinds that will present themselves, including a Thursday Halloween, significant new licensed properties and benefits from supply chain investments that we made following disruptions that impacted the business in 2018. We will continue to stay focused on our strategic priorities, which will drive better run stores and e-commerce businesses, continue to improve operational execution and generate increased cash flow to reduce debt as we focus on creating long lasting shareholder value.”

Full Year Summary:

•	Total revenues increased 2.4% on a reported basis and 2.2% on a constant currency basis.

•

Retail sales increased 4.3% on a reported basis and on a constant currency basis, driven primarily by square footage growth from franchise and independent store acquisitions. During the year, the Company opened 15 new stores, acquired 58 franchise and independent stores, and closed 10 stores.

•

Brand comparable sales decreased 0.7% for the year. The North American e-commerce sales that are included in our definition of brand comparable sales increased by 0.6% versus 2017 and by 17.5% when adjusted for “buy online pickup in store” sales.

•	Net third-party wholesale revenues decreased 2.5% on a reported basis or increased 0.3% after adjusting for the impacts of currency and store acquisitions.

•

Total gross profit margin decreased 20 basis points, as increased freight and distribution costs and increased commodity pressures, including higher helium costs, were partially offset by the benefit of retail productivity efforts.

•

Operating expenses increased 2.5% to $713.9 million due to the store acquisitions, non-recurring consulting costs and wage inflation. Operating expenses as a percentage of revenues were consistent with 2017.

•	Interest expense increased by $18.3 million versus the prior year, principally due to higher LIBOR rates and higher debt levels.

•

Reported GAAP net income was $122.8 million, versus $215.3 million during 2017. Reported diluted earnings per share were $1.27, versus $1.79 during the prior year. In 2017, reported net income and reported diluted earnings per share included approximately $90 million of non-recurring income tax benefits related to the Tax Cuts and Jobs Act of 2017 (“Tax Reform”).

•	Adjusted EBITDA for the year was $400.1 million, compared to $409.2 million in 2017 (see “GAAP and Non-GAAP Measures”).

•	Adjusted net income totaled $156.8 million and was $8.2 million higher than during 2017 due to benefits from Tax Reform (see “GAAP and Non-GAAP Measures”).

•	Adjusted diluted earnings per share totaled $1.61, compared to $1.24 in the prior year (see “GAAP and Non-GAAP Measures”).

Fourth Quarter Summary:

•	Total revenues increased 2.0% on a reported basis and 2.5% on a constant currency basis.

•	Retail sales increased 4.3% on a reported basis (4.5% on a constant currency basis), driven primarily by square footage growth from franchise and independent store acquisitions.

•

Brand comparable sales decreased 2.9% in the quarter. The North American e-commerce sales that are included in our definition of brand comparable sales increased by 11.9% versus the fourth quarter of 2017 and by 32.5% when adjusted for “buy online pickup in store” sales.

•	Halloween City sales per store (excluding Toy City sales at such locations) increased approximately 14% over the prior year quarter.

•	Net third-party wholesale revenues decreased 5.9% on a reported basis and increased 0.3% after adjusting for the impacts of currency and store acquisitions.

•	As expected, total gross profit margin decreased 160 basis points, to 45.3%, due to increased freight and distribution costs and increased commodity pressures, including higher helium costs.

•

Operating expenses increased 1.2% to $207.5 million due to the store acquisitions and wage inflation. Operating expenses as a percentage of revenues were 20 basis points lower than during the fourth quarter of 2017.

•	Interest expense increased by $7.1 million versus the prior year quarter, principally due to higher LIBOR rates, increased debt levels and the impact of the Company’s August 2018 debt refinancing.

•

Reported GAAP net income was $98.4 million, versus $185.0 million during 2017. Reported diluted earnings per share were $1.02, versus $1.58 during the prior year. During 2017, reported net income and reported diluted earnings per share included approximately $90 million of non-recurring income tax benefits related to Tax Reform.

•	Adjusted EBITDA for the quarter was $188.9 million, compared to $197.4 million in the fourth quarter of 2017 (see “GAAP and Non-GAAP Measures”).

•	Adjusted net income totaled $103.4 million, compared to $94.1 million in the fourth quarter of 2017, as the Company benefitted from Tax Reform (see “GAAP and Non-GAAP Measures”).

•	Adjusted diluted earnings per share totaled $1.08, compared to $0.81 in the prior year quarter (see “GAAP and Non-GAAP Measures”).

Balance Sheet Highlights as of December 31, 2018:

The Company ended the quarter with $1,879.1 million in debt (net of cash), resulting in net debt leverage1 of 4.7 times.

Fiscal 2019 Outlook:

For 2019, the Company provided the following financial guidance:

•	Total revenue of $2.49 to $2.54 billion

•	Brand comparable sales of about 1%

•	GAAP net income of $135 to $145 million

•	GAAP diluted EPS of $1.42 to $1.53

•	Adjusted EBITDA of $405 to $418 million

•	Adjusted net income of $152 to $162 million

•	Adjusted diluted EPS of $1.61 to $1.72

•	Net debt leverage[1] by the end of 2019 approximately half a turn lower than at the end of 2018

The Company has reconciled Non-GAAP outlook measures to the most directly comparable GAAP measures later in this release. See “Non-GAAP Information” and “Reconciliation of 2019 Outlook” for a more detailed explanation, including definitions of the various Non-GAAP terms used in this release.

[1]	Defined as debt (net of cash) to adjusted EBITDA

CFO Transition

The Company also announced today that Executive Vice President and Chief Financial Officer, Dan Sullivan, will be leaving the Company effective March 22, 2019 to pursue other opportunities.

Party City’s Board of Directors has retained a leading executive search firm to assist in identifying a new Chief Financial Officer. Michael Correale, Executive Vice President and Chief Accounting Officer, will be acting as Interim CFO. Mr. Correale previously served in the role of Chief Financial Officer at Party City from 2002 to 2016 and will work closely with Mr. Sullivan to ensure an orderly transition while the search for a successor is conducted.

“Dan has been a terrific partner since joining the Company in 2016. He has improved our business, processes and practices in many ways while building a strong finance organization. He has also played a critical part in enabling our growth objectives; and improving the productivity and efficiency of the business,” said James M. Harrison, Chief Executive Officer. “We thank Dan for his contributions and wish him well in his future endeavors.”

Mr. Sullivan commented, “It’s been a privilege to work with Jim and the talented Party City team over the past few years. I am confident in Party City’s very strong and capable finance organization and I wish the company continued success.”

Conference Call Information

A conference call to discuss the fourth quarter 2018 financial results is scheduled for today, February 28, 2019, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (833) 241-4256 (U.S. domestic) and (647) 689-4207 (international), and enter conference ID# 3049635, approximately 10 minutes prior to the start of the call. The conference call will also be webcast at http://investor.partycity.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for one year after the call.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, http://investor.partycity.com/. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Non-GAAP Information

This press release includes non-GAAP measures including Adjusted EBITDA and Adjusted Net Income/Loss and Adjusted Earnings per Share. We present these non-GAAP financial measures because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by eliminating items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA: (i) as a factor in determining incentive compensation, (ii) to evaluate the effectiveness of our business strategies and (iii) because our credit facilities use Adjusted EBITDA to measure compliance with certain covenants. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in tables accompanying this release. We also evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates. We calculate constant currency percentages by converting our prior-period local currency financial results using the current period exchange rates and comparing these adjusted amounts to our current period reported results. We also provide free cash flow, defined as Adjusted EBITDA less capital expenditures, and net debt leverage, which is calculated by adding Loans and Notes Payable, Current Portion of Long Term Obligations and Long Term Obligations, Excluding Current Portion, subtracting Cash and Cash Equivalents and dividing by Adjusted EBITDA for the trailing twelve month period. Adjusted Earnings per Share is calculated by dividing Adjusted Net Income by the Weighted Average Number of Common Shares-Diluted. We believe providing these non-GAAP measures provides valuable supplemental information regarding our results of operations and leverage, consistent with how we evaluate our performance. In evaluating these non-GAAP financial measures, investors should be aware that in the future the Company may incur expenses or be involved in transactions that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. The Company has provided this information as a means to evaluate the results of its core operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Party City’s expectations regarding revenues, brand comparable sales, Adjusted EBITDA, Adjusted net income/loss, adjusted diluted earnings per share, average common shares outstanding and the effective tax rate. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements. These risks and uncertainties include: our ability to compete effectively in a competitive industry; fluctuations in commodity prices; our ability to appropriately respond to changing merchandise trends and consumer preferences; successful implementation of our store growth strategy; decreases in our Halloween sales; disruption to the transportation system or increases in transportation costs; product recalls or product liability; economic slowdown affecting consumer spending and general economic conditions; loss or actions of third party vendors and loss of the right to use licensed material; disruptions at our manufacturing facilities; and the additional risks and uncertainties set forth in “Risk Factors” in Party City’s latest Form 10-K and in subsequent reports filed with or furnished to the Securities and Exchange Commission. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward looking statements. Except as may be required by any applicable laws, Party City assumes no obligation to publicly update or revise such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

About Party City

Party City Holdco Inc. is the leading party goods company by revenue in North America and, we believe, the largest vertically integrated supplier of decorated party goods globally by revenue. The Company is a popular one-stop shopping destination for party supplies, balloons, and costumes. In addition to being a great retail brand, the Company is a global, world-class organization that combines state-of-the-art manufacturing and sourcing operations, and sophisticated wholesale operations complemented by a multi-channel retailing strategy and e-commerce retail operations. The Company is the leading player in its category, vertically integrated and unique in its breadth and depth. Party City Holdco designs, manufactures, sources and distributes party goods, including paper and plastic tableware, metallic and latex balloons, Halloween and other costumes, accessories, novelties, gifts and stationery throughout the world. The Company’s retail operations include approximately 950 specialty retail party supply stores (including franchise stores) throughout North America operating under the names Party City, Halloween City and Toy City, and e-commerce websites, principally through the domain name PartyCity.com.

Contact

ICR

Farah Soi and Rachel Schacter

203-682-8200

InvestorRelations@partycity.com

PARTY CITY HOLDCO INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	December 31, 2018	December 31, 2017
ASSETS	Unaudited
Current assets:
Cash and cash equivalents	$58,909	$54,291
Accounts receivable, net	146,983	140,980
Inventories, net	756,038	604,066
Prepaid expenses and other current assets	61,905	77,816

Total current assets	1,023,835	877,153
Property, plant and equipment, net	321,044	301,141
Goodwill	1,656,950	1,619,253
Trade names	568,031	568,681
Other intangible assets, net	60,164	75,704
Other assets, net	12,323	12,824

Total assets	$3,642,347	$3,454,756

LIABILITIES, REDEEMABLE SECURITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Loans and notes payable	$302,751	$286,291
Accounts payable	208,149	160,994
Accrued expenses	161,228	176,609
Income taxes payable	25,993	45,568
Current portion of long-term obligations	13,316	13,059

Total current liabilities	711,437	682,521
Long-term obligations, excluding current portion	1,621,963	1,532,090
Deferred income tax liabilities	174,427	175,836
Deferred rent and other long-term liabilities	87,548	91,929

Total liabilities	2,595,375	2,482,376

Redeemable securities	3,351	3,590

Stockholders’ equity:
Common stock (93,622,934 and 96,380,102 shares outstanding and 120,788,159 and 119,759,669 shares issued at December 31, 2018 and December 31, 2017, respectively)	1,208	1,198
Additional paid-in capital	922,476	917,192
Retained earnings	495,777	372,596
Accumulated other comprehensive loss	(49,201)	(35,818)

Total Party City Holdco Inc. stockholders’ equity before common stock held in treasury	1,370,260	1,255,168
Less: Common stock held in treasury, at cost (27,165,225 and 23,379,567 shares at December 31, 2018 and 2017, respectively)	(326,930)	(286,733)

Total Party City Holdco Inc. stockholders’ equity	1,043,330	968,435
Noncontrolling interests	291	355

Total stockholders’ equity	1,043,621	968,790

Total liabilities, redeemable securities and stockholders’ equity	$3,642,347	$3,454,756

PARTY CITY HOLDCO INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Net sales	$802,393	$785,020	$2,416,442	$2,357,986
Royalties and franchise fees	3,241	4,563	11,073	13,583

Total revenues	805,634	789,583	2,427,515	2,371,569

Expenses:
Cost of sales	439,274	417,137	1,435,358	1,395,279
Wholesale selling expenses	17,921	17,410	71,502	65,356
Retail operating expenses	140,977	133,186	425,996	415,167
Franchise expenses	4,590	4,291	13,214	14,957
General and administrative expenses	36,534	42,606	172,764	168,369
Art and development costs	6,110	5,693	23,388	23,331
Development stage expenses	1,388	1,882	7,008	8,974

Total expenses	646,794	622,205	2,149,230	2,091,433

Income from operations	158,840	167,378	278,285	280,136

Interest expense, net	29,225	22,152	105,706	87,366
Other expense, net	1,906	3,766	10,982	4,626

Income before income taxes	127,709	141,460	161,597	188,144
Income tax expense (benefit)	29,335	(43,497)	38,778	(27,196)

Net income	98,374	184,957	122,819	215,340
Add: Net income attributable to redeemable securities holder	7	—	409	—
Less: Net income (loss) attributable to noncontrolling interests	56	—	(31)	—

Net income attributable to common shareholders of Party City Holdco Inc.	$98,325	$184,957	$123,259	$215,340

Net income per share attributable to common shareholders of Party City Holdco Inc. - Basic	$1.03	$1.59	$1.28	$1.81
Net income per share attributable to common shareholders of Party City Holdco Inc. - Diluted	$1.02	$1.58	$1.27	$1.79
Weighted-average number of common shares-Basic	95,185,543	115,718,330	96,133,144	118,589,421
Weighted-average number of common shares-Diluted	96,031,332	116,852,149	97,271,050	119,894,021

Comprehensive income	$88,514	$185,922	$109,403	$231,761
Add: Comprehensive income attributable to redeemable securities holder	7	—	409	—
Less: Comprehensive income (loss) attributable to noncontrolling interests	44	—	(64)	—

Comprehensive income attributable to common shareholders of Party City Holdco Inc.	$88,477	$185,922	$109,876	$231,761

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED EBITDA

(In thousands, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Net income	$98,374	$184,957	$122,819	$215,340
Interest expense, net	29,225	22,152	105,706	87,366
Income taxes	29,335	(43,497)	38,778	(27,196)
Depreciation and amortization	20,789	22,649	78,575	85,168

EBITDA	177,723	186,261	345,878	360,678
Non-cash purchase accounting adjustments	3,500	1,028	6,196	7,378
Restructuring, retention and severance (a)	292	879	3,397	9,718
Deferred rent (b)	1,019	1,653	5,351	7,287
Closed store expense (c)	781	711	4,211	4,875
Foreign currency (gains) losses, net	(104)	2,150	24	466
Stock option expense (d)	252	1,457	1,744	5,309
Undistributed loss (income) in unconsolidated joint ventures	211	(102)	(369)	(194)
Restricted stock units - time based (e)	452	—	1,174	—
Restricted stock units - performance based (f)	(1,482)	—	—	—
Non-employee equity based compensation (g)	(271)	(253)	81	3,033
Corporate development expenses (h)	2,905	3,323	11,314	9,401
Non-recurring consulting charges (i)	271	—	12,514	—
Hurricane-related costs	—	70	—	455
Refinancing charges (j)	—	—	6,237	—
Non-recurring legal settlements/costs (k)	2,380	—	2,380	—
Other	988	242	(16)	804

Adjusted EBITDA	$188,917	$197,419	$400,116	$409,210

Adjusted EBITDA margin	23.4%	25.0%	16.5%	17.3%

(a)

On March 15, 2017, the Company and its then Chairman of the Board of Directors, Gerald Rittenberg, entered into a Transition and Consulting Agreement under which Mr. Rittenberg’s employment as Executive Chairman of the Company terminated effective March 31, 2017. As a result of the agreement, the Company recorded a $3.9 million severance charge in general and administrative expenses during 2017. Additionally, during 2017, the Company recorded a $3.2 million severance charge related to the restructuring of its Retail segment. See the 2017 Form 10-K for further discussion. 2018 principally relates to additional senior executive severance and costs incurred while moving one of the Company’s domestic manufacturing facilities to a new location.

(b)	The deferred rent adjustment reflects the difference between accounting for rent and landlord incentives in accordance with GAAP and the Company’s actual cash outlay for such items.
(c)	Principally charges incurred related to closing underperforming stores.
(d)	Represents non-cash charges related to stock options.
(e)	Non-cash charges for restricted stock units that vest based on service conditions.
(f)	Non-cash charges for restricted stock units that vest based on performance conditions.
(g)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2017 Form 10-K for further discussion.
(h)	Primarily represents start-up costs for Kazzam (see the 2017 Form 10-K for further discussion) and third-party costs related to acquisitions (principally legal and diligence expenses).
(i)	Primarily non-recurring consulting charges related to the Company’s retail operations.
(j)

During August 2018, the Company executed a refinancing of its debt portfolio and issued $500 million of new senior notes at an interest rate of 6.625%. The notes will mature in August 2026. The Company used the proceeds from the notes to: (i) reduce the outstanding balance under its existing ABL Facility by $90 million and (ii) voluntarily prepay $400 million of the outstanding balance under its existing Term Loan Credit Agreement. Additionally, as part of the refinancing, the Company extended the maturity of the ABL Facility to August 2023. As the partial prepayment of the Term Loan Credit Agreement was in accordance with the terms of such agreement, at the time of such prepayment the Company wrote-off a pro-rata portion of the existing capitalized deferred financing costs and original issuance discounts, $1.8 million, for investors who did not participate in the new notes. To the extent that investors in the Term Loan Credit Agreement participated in the new notes, the Company assessed whether the refinancing should be accounted for as an extinguishment on a creditor-by-creditor basis and wrote-off $1.0 million of existing deferred financing costs and original issuance discounts. Additionally, in conjunction with the issuance of the notes, the Company incurred third-party fees (principally banker fees). To the extent that such fees related to investors for whom their original debt was not extinguished, the Company expensed the portion of such fees, $2.3 million in aggregate, that related to such investors.

Additionally, during February 2018, the Company amended the Term Loan Credit Agreement. In conjunction with the amendment, the Company wrote-off $0.3 million of capitalized deferred financing costs, original issue discounts and call premiums. Further, in conjunction with the February 2018 amendment, the Company expensed $0.8 million of investment banking and legal fees.

(k)	Non-recurring legal settlements and costs

PARTY CITY HOLDCO INC.

RECONCILIATION OF ADJUSTED NET INCOME

(In thousands, except share and per share data, unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Income before income taxes	$127,709	$141,460	$161,597	$188,144
Intangible asset amortization	4,312	5,255	12,271	16,959
Non-cash purchase accounting adjustments	4,190	1,384	6,812	9,549
Amortization of deferred financing costs and original issuance discounts (a)	1,155	1,238	10,989	4,937
Executive severance (b)	—	(378)	809	3,918
Non-employee equity based compensation (c)	(271)	(253)	81	3,033
Non-recurring consulting charges (d)	271	—	12,514	—
Restructuring (e)	—	—	—	3,195
Hurricane-related costs	—	70	—	455
Stock option expense (f)	252	1,457	1,744	5,309
Restricted stock units - performance based (g)	(1,482)	—	—	—
Non-recurring legal settlements/costs (h)	2,380	—	2,380	—

Adjusted income before income taxes	138,516	150,233	209,197	235,499
Adjusted income tax expense (i)	35,142	56,143	52,355	86,856

Adjusted net income	$103,374	$94,090	$156,842	$148,643

Adjusted net income per common share - diluted	$1.08	$0.81	$1.61	$1.24

Weighted-average number of common shares-diluted	96,031,332	116,852,149	97,271,050	119,894,021

(a)

During August 2018, the Company executed a refinancing of its debt portfolio and issued $500 million of new senior notes at an interest rate of 6.625%. The notes will mature in August 2026. The Company used the proceeds from the notes to: (i) reduce the outstanding balance under its existing ABL Facility by $90 million and (ii) voluntarily prepay $400 million of the outstanding balance under its existing Term Loan Credit Agreement. Additionally, as part of the refinancing, the Company extended the maturity of the ABL Facility to August 2023. As the partial prepayment of the Term Loan Credit Agreement was in accordance with the terms of such agreement, at the time of such prepayment the Company wrote-off a pro-rata portion of the existing capitalized deferred financing costs and original issuance discounts, $1.8 million, for investors who did not participate in the new notes. To the extent that investors in the Term Loan Credit Agreement participated in the new notes, the Company assessed whether the refinancing should be accounted for as an extinguishment on a creditor-by-creditor basis and wrote-off $1.0 million of existing deferred financing costs and original issuance discounts. Additionally, in conjunction with the issuance of the notes, the Company incurred third-party fees (principally banker fees). To the extent that such fees related to investors for whom their original debt was not extinguished, the Company expensed the portion of such fees, $2.3 million in aggregate, that related to such investors. Such amounts are included in “Amortization of Deferred Financing Costs and Original Issuance Discounts” in the “Adjusted Net Income” table above.

Additionally, during February 2018, the Company amended the Term Loan Credit Agreement. In conjunction with the amendment, the Company wrote-off $0.3 million of capitalized deferred financing costs, original issue discounts and call premiums. Further, in conjunction with the February 2018 amendment, the Company expensed $0.8 million of investment banking and legal fees. Such amounts are included in “Amortization of Deferred Financing Costs and Original Issuance Discounts” in the “Adjusted Net Income” table above.

(b)

On March 15, 2017, the Company and its then Chairman of the Board of Directors, Gerald Rittenberg, entered into a Transition and Consulting Agreement under which Mr. Rittenberg’s employment as Executive Chairman of the Company terminated effective March 31, 2017. As a result of the agreement, the Company recorded a $3.9 million severance charge in general and administrative expenses during 2017. Additionally, during 2018, the Company recorded $0.8 million of senior executive severance.

(c)	Principally represents shares of Kazzam awarded to Ampology as compensation for Ampology’s services. See the 2017 Form 10-K for further discussion.
(d)	Primarily non-recurring consulting charges related to the Company’s retail operations.
(e)	During the three months ended March 31, 2017, the Company recorded a $3.2 million severance charge related to a restructuring of its Retail segment.
(f)	Represents non-cash charges related to stock options.
(g)	Non-cash charges for restricted stock units that vest based on performance conditions.
(h)	Non-recurring legal settlements and costs
(i)

Represents income tax expense/benefit after excluding the specific tax impacts for each of the pre-tax adjustments. The tax impacts for each of the adjustments were determined by applying to the pre-tax adjustments the effective income tax rates for the specific legal entities in which the adjustments were recorded. On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“the Act”) was signed into law. The Act significantly changed U.S. tax law, including lowering the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018, and implementing a one-time “deemed repatriation” tax on unremitted earnings accumulated in non-U.S. jurisdictions. Due to the complexities of accounting for the Act, SEC Staff Accounting Bulletin No. 118 allowed entities to include a provisional estimate of the impact of the Act in its 2017 financial statements. Therefore, based on then currently available information, during the fourth quarter of 2017 the Company recorded a provisional income tax benefit of $91.0 million related to the remeasurement of its deferred tax liabilities due to the lower U.S. corporate tax rate. During 2018, the Company finalized such adjustment and recorded an additional $2.0 million benefit. As the Act is a significant and non-recurring event which is impacting the comparability of the Company’s financial statements, the Company has excluded the impact of the adjustment from its adjusted net income and adjusted earnings per share for the years ended December 31, 2018 and December 31, 2017.

PARTY CITY HOLDCO INC.

RECONCILIATION OF 2019 OUTLOOK

(In millions, unaudited)

Full year 2019 Outlook
Net income:	$135 - $145
Intangible asset amortization, net of tax:	11
Amortization of deferred financing costs and original issuance discount, net of tax:	3
Equity based compensation, net of tax:	2
Non-cash purchase accounting adjustments, net of tax:	1

Adjusted net income:	$152 - $162

Net income:	$135 - $145
Income taxes:	46 - 50
Interest expense, net:	118
Depreciation and amortization:	86 - 84

EBITDA:	$385 - $397
Corporate development expenses:	9 - 10
Equity based compensation:	6
Closed store expense:	2
Non-cash purchase accounting adjustments:	2
Restructuring, retention and severance:	1

Adjusted EBITDA:	$405 - $418

PARTY CITY HOLDCO INC.

SEGMENT INFORMATION

(In thousands, except percentages, unaudited)

	Three Months Ended December 31,
	2018		2017
Total Revenues	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Net Sales:
Wholesale	$337,361	41.9%	$330,834	41.9%
Eliminations	(187,193)	(23.2%)	(171,276)	(21.7%)

Net wholesale	150,168	18.6%	159,558	20.2%
Retail	652,225	81.0%	625,462	79.2%

Total net sales	802,393	99.6%	785,020	99.4%
Royalties and franchise fees	3,241	0.4%	4,563	0.6%

Total revenues	$805,634	100.0%	$789,583	100.0%

	Year Ended December 31,
	2018		2017
Total Revenues	Dollars in thousands	Percentage of Total Revenues	Dollars in thousands	Percentage of Total Revenues
Net Sales:
Wholesale	$1,325,490	54.6%	$1,260,089	53.1%
Eliminations	(711,882)	(29.3%)	(630,692)	(26.6%)

Net wholesale	613,608	25.3%	629,397	26.5%
Retail	1,802,834	74.2%	1,728,589	72.9%

Total net sales	2,416,442	99.5%	2,357,986	99.4%
Royalties and franchise fees	11,073	0.5%	13,583	0.6%

Total revenues	$2,427,515	100.0%	$2,371,569	100.0%

	Three Months Ended December 31,
	2018		2017
Total Gross Profit	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Retail	$318,740	48.9%	$315,528	50.4%
Wholesale	44,379	29.6%	52,355	32.8%

Total	$363,119	45.3%	$367,883	46.9%

	Year Ended December 31,
	2018		2017
Total Gross Profit	Dollars in thousands	Percentage of Net Sales	Dollars in thousands	Percentage of Net Sales
Retail	$801,349	44.4%	$763,315	44.2%
Wholesale	179,735	29.3%	199,392	31.7%

Total	$981,084	40.6%	$962,707	40.8%

PARTY CITY HOLDCO INC.

OPERATING METRICS

	Three Months Ended December 31,		LTM
	2018	2017	2018
Store Count
Corporate Stores:
Beginning of period	862	794	803
New stores opened	4	3	15
Acquired	0	7	58
Closed	0	(1)	(10)

End of period	866	803	866
Franchise Stores:
Beginning of period	97	148	148
New stores opened	—	1	1
Sold to Party City	—	—	(50)
Closed	(1)	(1)	(3)

End of period	96	148	96

Grand Total	962	951	962

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Wholesale Share of Shelf (a)	80.7%	82.3%	78.9%	79.6%

Manufacturing Share of Shelf (b)	16.6%	18.2%	22.9%	22.6%

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Brand comparable sales (c)	-2.9%	-1.4%	-0.7%	-0.7%

(a)	Wholesale share of shelf represents the percentage of our retail product cost of sales supplied by our wholesale operations.
(b)	Manufacturing share of shelf represents the percentage of our retail product cost of sales manufactured by the company.
(c)	Party City brand comparable sales include North American e-commerce sales.